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                                                                     Exhibit 3.1

                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                           CH2M HILL COMPANIES, LTD.

Pursuant to the Oregon Business Corporation Act, CH2M HILL Companies, Ltd. adopts the following Restated Articles of Incorporation which supersede the heretofore existing Articles of Incorporation and all amendments thereto:

                                   ARTICLE I

The name of this Corporation is CH2M HILL Companies, Ltd. and its duration shall be perpetual.

                                  ARTICLE II

The purpose for which the Corporation is organized is to conduct any lawful activities for which corporations may be organized under Oregon law.

                                  ARTICLE III

The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of voting Common Stock of the par value of $.01 per share, and 50,000,000 shares of nonvoting Class A Preferred Stock of the par value of $.02 per share.

The nonvoting Class A Preferred Stock shall have the following rights and restrictions:

A. That, except as expressly provided by these Restated Articles of Incorporation or as required by law, the Class A Preferred Stock shall not be entitled to vote on any matter submitted to a vote at a meeting of stockholders.

B. That upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Class A Preferred Stock shall be entitled, before any distribution is made to any Common Stockholder, to be paid the sum of $.02 per share. In case the net assets of the Corporation are insufficient to pay all holders of outstanding Class A Preferred Stock the amount to which they are entitled, then the entire net assets of the Corporation shall be distributed ratably to all holders of outstanding shares of Class A Preferred Stock.

C. That the rights granted to said Class A Preferred Stock cannot be amended except by affirmative vote of the holders of at least a majority of the Common Stock voting as one class, and at least a majority of the Class A Preferred Stock voting as one class.

D. The Board of Directors may, at any time, by majority vote, convert each outstanding share of nonvoting Class A Preferred Stock into one share of voting Common Stock without the consent of the holders of nonvoting Class A Preferred Stock or voting Common Stock.

                                  ARTICLE IV

No stockholder of this Corporation shall have any preemptive rights to purchase any shares to be sold or issued by the Corporation, either of the presently existing classes or a class established in the future whether the issuance be as original sale or distribution or sale or distribution of treasury stock.

                                   ARTICLE V

Voting rights of Common Stock are denied while such stock is held or has been acquired in violation of any provision of these Restated Articles, the Restated Bylaws, any stockholders agreement, benefit plan, any other Corporation document or policy, or applicable law.

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                                  ARTICLE VI

This Corporation shall have the right to purchase, take, receive, or otherwise acquire its own stock to the extent and in any manner allowed under applicable law.

Unless approved by the Board of Directors and a majority of shares entitled to vote and represented at the meeting, the Corporation shall not sell or in any other way transfer any of its stock to any person other than, directly or indirectly such as through an employee benefit trust, an employee or director of, or consultant to, the Corporation or any of its affiliates.

                                  ARTICLE VII

The number of directors of the Corporation shall be no fewer than nine and no more than thirteen, as specified from time to time by resolution of the Board of Directors. Nine of the directors shall be employees of the Corporation or its affiliates; any additional directors cannot be employees.

                                 ARTICLE VIII

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Section shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment of the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                  ARTICLE IX

Any vacancy created by death, resignation, removal or incapacity of a director may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director. A director appointed to fill a vacancy shall serve until the next shareholders' meeting at which directors are elected. Any such vacancy not so filled by the directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled "Nomination of Directors" and "Election of Directors," at the next annual meeting of stockholders or at a special meeting of stockholders called for that purpose.

Any directorship to be filled by reason of an increase in the specified number of directors shall be filled by election, in accordance with the provisions of the Restated Bylaws entitled "Nomination of Directors" and "Election of Directors," at the next annual meeting of stockholders or at a special meeting of stockholders called for that purpose.

To be elected as a director, a nominee must receive at least the number of votes equal to a majority of the shares entitled to vote and represented at the meeting.

                                   ARTICLE X

The Board of Directors shall have the power to adopt, amend and repeal the Restated Bylaws of the Corporation (except so far as the Restated Bylaws of the Corporation adopted by the stockholders shall otherwise provide). The Corporation's shareholders may amend or repeal the Corporation's Restated Bylaws. The Corporation shall hold a special meeting of shareholders if the holders of at least ten percent (10%) of all votes entitled to be cast on amendment or repeal of the Restated Bylaws sign, date and deliver to the Corporation's Secretary one or more written demands for such meeting.

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    As restated by stockholder action on February 9, 1974, and as amended:

                               February 15, 1975
                               February 14, 1976
                               February 12, 1977
                               February 19, 1978
                               February 23, 1980
                               February 21, 1981
                               February 20, 1982
                               February 26, 1983
                               December 15, 1983
                               February 25, 1984
                               February 23, 1985
                                 March 8, 1993
                               September 6, 1994
                                January 1, 1996
                                October 23, 1997
                               December 18, 1998

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